1
Execution Version

ASSET PURCHASE AGREEMENT
among
EYELOCK, INC.,
EYELOCK CORPORATION,
VOXX INTERNATIONAL CORPORATION
and
VOXX SECURITY LLC
dated as of
JULY 29, 2015

TABLE OF CONTENTS
Page

Article I Definitions	1

Article II Purchase and Sale	11
Section 2.01    Purchase and Sale of Assets    11
Section 2.02    Excluded Assets    12
Section 2.03    Assumed Liabilities    12
Section 2.04    Excluded Liabilities    13
Section 2.05    Purchase Price    14
Section 2.06    Allocation of Purchase Price    15

Section 2.07    Withholding Tax    15
Section 2.08    Third Party Consents    15
Section 2.09    Indemnification Escrow Account    16
Section 2.10    Employee Releases    16

Article III Closing	16
Section 3.01    Closing    16
Section 3.02    Closing Deliverables    17

Article IV Representations and Warranties of Seller	18
Section 4.01    Organization and Qualification    19
Section 4.02    Authority of the Seller    19
Section 4.03    No Conflicts; Consents    19
Section 4.04    Financial Statements    20
Section 4.05    Liabilities    20
Section 4.06    Absence of Certain Changes, Events and Conditions    21
Section 4.07    Material Contracts    22
Section 4.08    Title to Purchased Assets    24
Section 4.09    Condition and Sufficiency of Assets    24
Section 4.10    Real Property    24
Section 4.11    Intellectual Property    25
Section 4.12    Inventory    27
Section 4.13    Accounts Receivable    27
Section 4.14    Customers and Suppliers    27
Section 4.15    Insurance    28
Section 4.16    Legal Proceedings; Governmental Orders    28
Section 4.17    Compliance With Laws; Permits    29
Section 4.18    Capitalization of the Parent and EyeLock Sub    29
Section 4.19    Employee Benefit Matters    29

Section 4.20    Employment Matters    32
Section 4.21    Taxes    33
Section 4.22    Brokers    34
Section 4.23    Full Disclosure    34

Article V Representations and Warranties of the Buyer	34
Section 5.01    Organization and Operations of the Buyer    34
Section 5.02    Authority of the Buyer    35
Section 5.03    No Conflicts; Consents    35
Section 5.04    Brokers    35
Section 5.05    Sufficiency of Funds    35
Section 5.06    Legal Proceedings    35
Section 5.07    Capitalization    36

Article VI Covenants	36
Section 6.01    Conduct of Business Prior to the Closing    36
Section 6.02    Access to Information    37
Section 6.03    Reserved    37
Section 6.04    Notice of Certain Events    37
Section 6.05    Employees and Employee Benefits    38
Section 6.06    Confidentiality    39
Section 6.07    Non-competition; Non-solicitation    39
Section 6.08    Governmental Approvals and Consents    40
Section 6.09    Books and Records    41
Section 6.10    Closing Conditions    41
Section 6.11    Public Announcements    41
Section 6.12    Bulk Sales Laws    41
Section 6.13    Receivables    42
Section 6.14    Transfer Taxes    42

Section 6.15    Reserved    42
Section 6.16    Reserved    42
Section 6.17    Equity Plan    42
Section 6.18    Straddle Period    42
Section 6.19    Tax Cooperation    42
Section 6.20    Director and Officer Insurance    42
Section 6.21    2014 Audited Financial Statements    43
Section 6.22    Delivery of Disclosure Schedules and Certain Consents    43
Section 6.23    Change of Name    43
Section 6.24    Hoyos Debt Obligation    43
Section 6.25    Further Assurances    43

Article VII Conditions to Closing	44
Section 7.01    Conditions to Obligations of All Parties    44
Section 7.02    Conditions to Obligations of the Buyer    44
Section 7.03    Conditions to Obligations of the Seller    46

Article VIII Indemnification	47
Section 8.01    Survival    47
Section 8.02    Indemnification by the Seller from the Indemnification Escrow Account    47
Section 8.03    Indemnification by VOXX and Buyer    49
Section 8.04    Certain Limitations    49
Section 8.05    Indemnification Procedures    49
Section 8.06    Payments    51
Section 8.07    Tax Treatment of Indemnification Payments    51
Section 8.08    Effect of Investigation    51
Section 8.09    Insurance Proceeds    52
Section 8.10    Exclusive Remedies    52

Article IX Termination	52

Section 9.01    Termination    52
Section 9.02    Effect of Termination    53

Article X Miscellaneous	53
Section 10.01    Expenses    53
Section 10.02    Notices    53
Section 10.03    Disclosure Schedules    55
Section 10.04    Interpretation    55
Section 10.05    Headings    55
Section 10.06    Severability    55
Section 10.07    Entire Agreement    56
Section 10.08    Successors and Assigns    56
Section 10.09    No Third-party Beneficiaries    56
Section 10.10    Amendment and Modification; Waiver    56
Section 10.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial    57
Section 10.12    Specific Performance    57
Section 10.13    Counterparts    57

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of July 29, 2015, is entered into by and among EYELOCK, INC., a corporation organized under the Laws of Puerto Rico (the “Parent”), EYELOCK CORPORATION, a Delaware corporation (“EyeLock Sub”), VOXX SECURITY LLC, a Delaware limited liability company (the “Buyer”) and VOXX INTERNATIONAL CORPORATION, a Delaware corporation (“VOXX”).
RECITALS
WHEREAS, Parent and EyeLock Sub (which are referred to herein both individually and collectively as the “Seller”) are engaged in the business of developing, marketing and/or selling identity-based products and technologies, including for access control, border solutions, transportation and banking and payment applications (the “Business”);

WHEREAS, prior to the date hereof, the Buyer was formed as a subsidiary of VOXX, and VOXX contributed capital to the Buyer;
WHEREAS, EyeLock Sub is a wholly-owned subsidiary of the Parent which is treated as a disregarded entity for tax purposes;
WHEREAS, the Seller wishes to sell and assign to the Buyer, and the Buyer wishes to purchase and assume from the Seller, substantially all the assets, and certain specified liabilities, of the Seller, subject to the terms and conditions set forth herein;
WHEREAS, prior to the date hereof, VOXX, the Seller, EyeLock Sub and other parties entered into that certain Confidential Term Sheet dated June 22, 2015 and amended on July 17, 2015 and July 29, 2015 (the “Confidential Term Sheet”) providing for, among other things, a non-solicitation period and a termination fee payable by the Seller under certain circumstances; and
WHEREAS, simultaneously with the Closing of the transactions contemplated by this Agreement, it is anticipated that the Buyer will enter into a loan agreement with VOXX (the “Loan Agreement”), pursuant to which VOXX will extend to the Buyer a senior secured revolving credit facility in an aggregate principal amount of Ten Million Dollars & 00/100 ($10,000,000.00);
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Article IIDefinitions
The following terms have the meanings specified or referred to in this Article I:
“2012 and 2013 Audited Financial Statements” has the meaning set forth in Section 4.04.
“2014 Audited Financial Statements” has the meaning set forth in Section 6.21.
“Accounts Receivable” has the meaning set forth in Section 2.01(a).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, examination, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Allocation Schedule” has the meaning set forth in Section 2.06.
“Assigned Contracts” has the meaning set forth in Section 2.01(c).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(v).
“Assignment of Indebtedness” has the meaning set forth in Section 2.05.
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Balance Sheet” has the meaning set forth in Section 4.04.
“Balance Sheet Date” has the meaning set forth in Section 4.04.
“Benefit Plan” has the meaning set forth in Section 4.19(a).
“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).
“Books and Records” has the meaning set forth in Section 2.01(l).
“Bridge Loans” means the loans, including but not limited to all accrued interest thereunder, extended to the Seller by VOXX pursuant to promissory notes dated May 28, 2015, June 12, 2015, June 22, 2015, June 29, 2015 and July 16, 2015, in the aggregate principal amount of One Million Seven Hundred Nine Thousand Five Hundred Dollars & 00/100 ($1,709,500), as well as all other loans extended to the Seller by VOXX prior to the Closing except for the Existing Non-Bridge Indebtedness.
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).
“Buyer Indemnitees” has the meaning set forth in Section 8.02(a).
“Cash Payment” has the meaning set forth in Section 2.05.
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Term Sheet” has the meaning set forth in the Recitals.
“Contemplated” means contemplated in order to perform the following actions: (i) the Seller’s obligations under any existing Intellectual Property Agreements or other Contracts, (ii) any prospective obligations under any outstanding Seller proposals, or (iii) the Business as described in any of the Seller’s marketing materials or investment offering materials, but, in the case of clauses (i), (ii) and (iii), solely to the extent relating to existing, as distinguished from to-be-developed, Intellectual Property.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Liabilities” means the current liabilities of the Business as of the Closing Date, to the extent assumed pursuant to the terms of this Agreement.
“Delivery Date” means August 14, 2015.
“Direct Claim” has the meaning set forth in Section 8.05(c).
“Disclosure Schedules” means, as applicable, (i) the disclosure schedules, together with the Updated Disclosure Schedules, to be delivered by Seller to Buyer in accordance with Section 10.03, and (ii) the disclosure schedules to be delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.
“Dollars” or “$” means the lawful currency of the United States.
“Employee Release” means the release of the employees of Seller as of the Closing Date, which may be obtained pursuant to Section 2.10, in form and substance reasonably satisfactory to Buyer, Seller and the releasing employees.
“Employment Agreements” means employment agreements acceptable in form and substance with the Persons set forth in Section 1.01 of the Disclosure Schedules.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as

amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Plan” means an equity compensation plan or the LLC Agreement, as applicable, providing for the award or issuance of twelve (12) units of the Buyer’s common membership interest to members of the “Management Group”.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement among the Buyer, the Seller and the Escrow Agent, to be executed and delivered at the Closing in form and substance reasonably acceptable to the Buyer and the Seller.
“Escrow Amount” means the sum of Seven Hundred Seventy-Five Thousand Dollars & 00/100 ($775,000.00) to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Existing Non-Bridge Indebtedness” means all Liabilities, including but not limited to all accrued interest and supplemental payments, owing to VOXX from the Seller as of the Closing Date, other than the Bridge Loans, pursuant to promissory notes dated on or about May 16, 2014 and March 16, 2015, which were contributed to the Buyer by VOXX and are currently held by the Buyer.
“EyeLock Sub” has the meaning set forth in the Preamble.
“Financial Statements” has the meaning set forth in Section 4.04.
“FIRPTA Certificate” has the meaning set forth in Section 7.02(n).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Government Contracts” has the meaning set forth in Section 4.07(a)(vii)
“Governmental Authority” means any federal, state, territorial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Hoyos Debt Obligation” means the Liabilities of the Seller under Section 3(a) of that certain Separation Agreement and General Release, dated as of September 30, 2011 (the “Settlement Agreement”), by and among the Seller, Hector T. Hoyos Aliff and the Hoyos Group LLC.
“Indemnification Escrow Account” has the meaning set in Section 2.05(b).
“Indemnified Party” has the meaning set forth in Section 8.05.
“Indemnifying Party” has the meaning set forth in Section 8.05.
“Insurance Policies” has the meaning set forth in Section 4.15.
“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, algorithms, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) work in process, whether by the Seller or a contractor or subcontractor of the Seller; (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (i) all rights to any Actions of any nature available to or being pursued by the Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.
“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted or Contemplated to which the Seller is a party, beneficiary or otherwise bound.
“Intellectual Property Assets” means all Intellectual Property that is owned by the Seller or developed for or at the request of the Seller or used in or necessary for the conduct of the Business as currently conducted or Contemplated.
“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing. For the avoidance of doubt, this definition shall not include any Intellectual Property Registrations that relate to filings which have been abandoned by the Company or have become inactive.
“Interim Balance Sheet” has the meaning set forth in Section 4.04.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.
“Interim Financial Statements” has the meaning set forth in Section 4.04.
“Inventory” has the meaning set forth in Section 2.01(b).
“Knowledge of the Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge, of James Demitrieus, Marc Levin, Jeff Carter, or Anthony Antolino, after due inquiry.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.10(b).
“Leases” has the meaning set forth in Section 4.10(b).
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Buyer to be entered into by and among the Seller, VOXX and the Buyer as of the Closing, in the form attached hereto as Exhibit A.
“Loan Agreement” has the meaning set forth in the Recitals.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.
“Management Group” means those certain directors, officers and employees identified and agreed by both the Seller and the Buyer who shall be eligible to receive awards under the Equity Plan.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Seller, (b) the value of the Purchased Assets, or (c) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis, but shall not include any adverse effect resulting from any change, circumstance or effect relating to (i) the economy or financial, banking or securities markets in general, (ii) the industries generally in which the Seller operates and not specifically relating to the Seller, including legal, accounting or regulatory changes, or conditions, (iii) national or international political or social conditions, including acts of terrorism and the engagement by the United States in hostilities, or (iv) the execution and delivery of this Agreement, the announcement and performance hereunder.
“Material Contracts” has the meaning set forth in Section 4.07(a).
“Material Customers” has the meaning set forth in Section 4.14(a).
“Material Suppliers” has the meaning set forth in Section 4.14(b).
“Multiemployer Plan” has the meaning set forth in Section 4.19(c).
“Non-U.S. Benefit Plan” has the meaning set forth in Section 4.19(a)
“Parent” has the meaning set forth in the Preamble.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 4.08.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.05.
“Purchased Assets” has the meaning set forth in Section 2.01.
“Qualified Benefit Plan” has the meaning set forth in Section 4.19(c).

“Registration Rights Agreements” means (1) that certain Registration Rights Agreement by and between VOXX and the Buyer, and (2) that certain Registration Rights Agreement by and between the Seller and the Buyer.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Rep & Warranty Policy” means an insurance policy for the benefit of the Buyer which, among other things, insures the Buyer against losses with respect to breaches of representations and warranties of this Agreement, which policy the Buyer may or may not acquire in its sole discretion.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Restricted Business” means a business in which a primary or significant part is the offering, directly or indirectly, in whole or in part, of products or services relating to iris identity management technology and solutions, anywhere in the world.
“Restricted Period” has the meaning set forth in Section 6.07(a).
“Required Consents” has the meaning set forth in 3.02(a)(xiv).
“Seller” has the meaning set forth in the Recitals.
“Seller Closing Certificate” has the meaning set forth in Section 7.02(i).
“Seller Debt” has the meaning set forth in Section 4.05.
“Seller Equity and Debt Holder Consents” has the meaning set forth in 3.02(a)(xiv).
“Seller Indemnitees” has the meaning set forth in Section 8.03.
“Settlement Agreement” has the meaning set forth in the definition of “Hoyos Debt Obligation.”
“Straddle Period” means any taxable period beginning before or on and ending after the Closing Date.
“Tangible Personal Property” has the meaning set forth in Section 2.01(e).
“Taxes” means (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, estimated or windfall profit tax, custom duty, national insurance tax, health tax or other tax or other like assessment or charge in the nature of a tax (including any escheat or unclaimed property obligation), together with any interest or any penalty, addition to tax or additional amount imposed or collected by any Governmental Authority, whether disputed or not, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of a consolidated, combined, unitary or similar group for any Tax period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person, by Contract or otherwise.
“Tax Return” means any declaration, report, statement, form, return or other document or information required to be filed with or supplied to a Governmental Authority or furnished to a Person (other than a Governmental Authority) in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means worldwide.
“Third Party Claim” has the meaning set forth in Section 8.05(a).
“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Assignment and Assumption of Leases, the Loan Agreement, the Registration Rights Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.
“Union” has the meaning set forth in Section 4.20(b).
“Unit Payment” has the meaning set forth in Section 2.05.
“Updated Disclosure Schedules” has the meaning set forth in Section 10.03.
“VOXX” has the meaning set forth in the Preamble.
“VOXX Units” has the meaning set forth in Section 5.07.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Article III
Article IVPurchase and Sale
Section .Purchase and Sale of Assets
. Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase from the Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of the Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business or otherwise (collectively, the “Purchased Assets”), including, without limitation, the following:
(a)all accounts or notes receivable held by the Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);
(b)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);
(c)all Contracts related to the Business, including without limitation the Intellectual Property Agreements, except for Contracts included in the Excluded Assets (the “Assigned Contracts”);
(d)all Intellectual Property Assets;

(e)all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);
(f)all Leased Real Property;
(g)all Permits, including Environmental Permits, which are held by the Seller and required for the conduct of the Business as currently conducted or contemplated or for the ownership and use of the Purchased Assets, including, without limitation, those listed in Section 4.17(b) of the Disclosure Schedules;
(h)all rights to any Actions of any nature available to or being pursued by the Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
(i)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (but excluding any refunds relating to the payment of Taxes for any Pre-Closing Tax Period);
(j)all of the Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(k)all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;
(l)originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, and material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and
(m)all goodwill and the going concern value of the Business.
Section .Excluded Assets
. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):
(a)cash and cash equivalents;
(b)complete copies of all of the Books and Records (which may be made at the Seller’s expense, it being understood that the originals of which are a part of the Purchased Assets), the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller;
(c)the assets, properties, Contracts and rights specifically set forth in Section 2.02 of the Disclosure Schedules, which schedule shall be prepared by the Seller and be subject to approval by the Buyer (and if the Buyer does not approve of any item in Section 2.02 of the Disclosure Schedules, such item shall be a Purchased Asset);
(d)refunds of Taxes attributable to any Pre-Closing Tax Period;
(e)the rights which accrue or will accrue to the Seller under the Transaction Documents; and
(f)stock of the EyeLock Sub.
Section .Assumed Liabilities
. Subject to the terms and conditions set forth herein, the Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:
(a)all Liabilities in respect of the Bridge Loans; and

(b)all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder (i) are not required to be performed or paid prior to the Closing (except as otherwise set forth in Section 2.03 of the Disclosure Schedules), (ii) are required to be performed after the Closing Date (except as otherwise set forth in Section 2.03 of the Disclosure Schedules), (iii) were incurred in the ordinary course of business, and (iv) do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Seller on or prior to the Closing.
Section .Excluded Liabilities
. The Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). The Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)any Liabilities of the Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(b)any Liability for (i) Taxes of the Seller (or any stockholder or Affiliate of the Seller) including any Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period, (ii) Taxes of the Seller that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of the Seller pursuant to Section 6.14, or (iii) any Taxes of Seller (or any stockholder or Affiliate of the Seller) of any kind or description (including any Liability for Taxes of the Seller (or any stockholder or Affiliate of the Seller) that becomes a Liability of the Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);
(c)any Liabilities relating to or arising out of the Excluded Assets;
(d)any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;
(e)any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by the Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by the Seller;
(f)any recall, design defect or similar claims of any products manufactured or sold or any service performed by the Seller;
(g)any Liabilities of the Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of the Seller;
(h)subject to Section 6.24 with regard to the Hoyos Debt Obligation, any Liabilities of the Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of the Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;
(i)any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of the Seller;
(j)any trade accounts payable of the Seller (i) to the extent not accounted for on the Interim Balance Sheet, (ii) which constitute intercompany payables owing to Affiliates of the Seller, (iii) which constitute debt, loans or credit facilities to financial institutions, or (iv) which did not arise in the ordinary course of business;
(k)any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to the Seller on or before the Closing, (ii) did not arise in the ordinary course of business, or (iii) are not validly and effectively assigned to the Buyer pursuant to this Agreement;
(l)any Liabilities related to or arising out of any dispute or claim by or among the Seller, any stockholder of the Seller, or any officer or director of the Seller, including but not limited to any dispute or claim alleging or involving a breach of fiduciary duty of any Person;
(m)any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of the Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as the Seller Indemnitees;
(n)any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to the Buyer pursuant to this Agreement; or (ii) except as set forth in Section 2.03(b), to the extent such Liabilities arise out of or relate to a breach by the Seller of such Contracts prior to Closing;
(o)any Liabilities associated with debt, preferred securities, loans or credit facilities of the Seller and/or the Business owing to financial institutions or any other Person; and
(p)any Liabilities arising out of, in respect of or in connection with the failure by the Seller or any of its Affiliates to comply with any Law or Governmental Order.
Section .Purchase Price
(a). The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall consist of Fifteen Million Five Hundred Thousand Dollars & 00/100 ($15,500,000.00) in cash (the “Cash Payment”), plus the assignment to the Seller of the Existing Non-Bridge Indebtedness (the “Assignment of Indebtedness”), plus the issuance to the Seller of thirty-four (34) units of the Buyer’s common membership interests (the “Unit Payment”), plus the assumption by the Buyer of the Assumed Liabilities. The Purchase Price shall be paid as follows:
(b)The Cash Payment less the Escrow Amount shall be paid by wire transfer of immediately available funds at the Closing to an account designated in writing by the Seller to the Buyer no later than two (2) Business Days prior to the Closing Date;
(c)The Escrow Amount shall be deposited by wire transfer of immediately available funds at the Closing into an account designated by the Escrow Agent (the “Indemnification Escrow Account”) and shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy any and all claims made by the Buyer or any other Buyer Indemnitee against the Seller pursuant to Article VIII;
(d)The Assignment of Indebtedness shall be delivered to the Seller at the Closing; and
(e)The Unit Payment shall be paid by the issuance of a certificate to the Seller at the Closing evidencing thirty-four (34) units of the Buyer’s common membership interests.
Section .Allocation of Purchase Price
. The Seller and the Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”) reflected in Section 2.06 of the Disclosure Schedules, which shall be agreed upon by the Buyer and the Seller by the Delivery Date and which shall also include an allocation of the Purchased Assets between the Parent and EyeLock Sub, provided, however, that (a) the amount of consideration allocated to the Purchased Assets of EyeLock Sub shall be equal to the sum of One Dollar ($1) and any Assumed Liabilities of EyeLock Sub and (b) the amount of consideration allocated to the Purchased Assets of Parent shall be equal to all additional consideration payable under this Agreement, including Fifteen Million Four Hundred Ninety-

Nine Thousand Nine Hundred Ninety-Nine Dollars ($15,499,999), the Assignment of Indebtedness, and the Assumed Liabilities of Parent. For U.S. federal (and applicable state and local) income tax purposes, the transaction will be treated and reported as a part-taxable sale and purchase with respect to the Cash Payment, Assignment of Indebtedness and assumption of Assumed Liabilities, and as a part-tax free transfer under Section 721(a) of the Code with respect to the Unit Payment, and governed by and in accordance with the principles of Revenue Ruling 99-5. The Buyer and the Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with this Section 2.06 and the Allocation Schedule, and take no position inconsistent therewith on any Tax Return or otherwise, unless required under applicable Law.
Section .Withholding Tax
. The Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that the Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to the Seller hereunder.
Section .Third Party Consents
. To the extent that the Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to the Buyer without the consent of another Person which has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller and the Buyer shall work together in good faith and the Seller shall use its commercially reasonable efforts to obtain any such consent(s) or assignment for the benefit of the Buyer as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer’s rights under the Purchased Asset in question so that the Buyer would not in effect acquire the benefit of all such rights, the Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as the Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with the Buyer in any other arrangement requested by the Buyer designed to provide such benefits to the Buyer. Notwithstanding any provision in this Section 2.08 to the contrary, the Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until the Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.
Section .Indemnification Escrow Account
. The Escrow Amount shall be held in escrow pursuant to the Escrow Agreement, and shall be (i) available solely to satisfy any amounts due from the Seller pursuant to Section 8.02, and (ii) held and released in accordance with the Escrow Agreement and the provisions of Section 8.02. Except pursuant to Section 2.05(b), no Person (including any Seller Indemnitee) shall have any obligation to fund the Indemnification Escrow Account. On the six (6) month anniversary date of the Closing Date, the Seller shall be entitled to provide a notice to the Escrow Agent and the Buyer instructing the Escrow Agent to deliver to the Seller the remaining portion of the Escrow Amount less the total amount of any then pending claims against the Indemnification Escrow Account. The Escrow Agreement shall provide that the Escrow Agent shall deliver such amount to the Seller on the sixth (6th) Business Day following receipt of such notice unless the Buyer objects to such delivery by properly making a claim against the Escrow Account pursuant to Article VIII. The Buyer shall be responsible for the payment of any fees owed to the Escrow Agent.
Section .Employee Releases

. The Buyer and the Seller shall cooperate and use commercial reasonable efforts to obtain, prior to the Closing Date, a duly executed Employee Release from each employee of the Seller as of the Closing Date, provided that neither such party shall be obligated to obtain any such Employee Release.

Article V
Article VIClosing
Section .Closing
. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Duane Morris LLP, 1540 Broadway, New York, New York, at 10:00 a.m., Eastern time, on the second (2nd) Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Seller and the Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”
Section .Closing Deliverables
.
(a)At the Closing, the Seller shall deliver to the Buyer the following:
(i)the Escrow Agreement duly executed by the Seller;
(ii)a bill of sale in form and substance satisfactory to the Buyer (the “Bill of Sale”) duly executed by the Seller, transferring the tangible personal property included in the Purchased Assets to the Buyer;
(iii)an assignment and assumption agreement in form and substance satisfactory to the Buyer (the “Assignment and Assumption Agreement”) duly executed by the Seller, effecting the assignment to and assumption by the Buyer of the Purchased Assets and the Assumed Liabilities;
(iv)an assignment in form and substance satisfactory to the Buyer and duly executed by the Seller, transferring all of the Seller’s right, title and interest in and to the Intellectual Property Assets to the Buyer (the “Intellectual Property Assignments”);
(v)with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to the Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by the Seller;
(vi)with respect to the Seller Debt, payoff letters and evidence of the termination of all Encumbrances on the Purchased Assets other than Permitted Encumbrances, in form and substance satisfactory to the Buyer.
(vii)a legal opinion of the Parent’s Puerto Rico counsel, in form and substance satisfactory to the Buyer, with respect to (a) the existence of the Parent under Puerto Rico Law, (b) the authority and authorization of the Seller to execute and deliver this Agreement and the other agreements and documents contemplated hereunder and to consummate the transactions contemplated hereunder, and (c) the due and valid execution of this Agreement.
(viii)the applicable Registration Rights Agreement duly executed by the Seller;
(ix)the LLC Agreement duly executed by the Seller and each other party thereto other than the Buyer and VOXX;
(x)the Seller Closing Certificate;
(xi)the FIRPTA Certificate;
(xii)the certificates of the Secretary or Assistant Secretary of the Seller required by Section 7.02(j);
(xiii)the 2014 Audited Financial Statements; provided, however, that the Seller shall not be required to make such delivery in the event that the Buyer fails to pay all costs and expenses in connection with the preparation of the 2014 Audited Financial Statements in accordance with Section 6.21;
(xiv)all consents of third parties required for the Seller to enter into this Agreement and the transactions contemplated by this Agreement, the LLC Agreement and the other Transaction Documents (the “Required Consents”), including but not limited to the requisite consents of the Seller’s equity holders and debt holders (the “Seller Equity and Debt Holder Consents”); and
(xv)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to this Agreement.
(b)At the Closing, the Buyer shall deliver to the Seller the following:
(i)the Purchase Price in accordance with Section 2.05;
(ii)the Escrow Agreement duly executed by the Buyer;
(iii)the Assignment and Assumption Agreement duly executed by the Buyer;
(iv)the Assignment of Indebtedness duly executed by the Buyer;
(v)with respect to each Lease, an Assignment and Assumption of Lease duly executed by the Buyer;
(vi)the Loan Agreement duly executed by VOXX and the Buyer;
(vii)the Registration Rights Agreements duly executed by VOXX and/or the Buyer, as applicable;
(viii)the LLC Agreement duly executed by VOXX and the Buyer;
(ix)the Buyer Closing Certificate; and
(x)the certificates of the Secretary or Assistant Secretary of the Buyer required in accordance with Section 7.03(h).
(c)At the Closing, the Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.
Article VII
Article VIIIRepresentations and Warranties of Seller
Seller represents and warrants, subject to such exceptions as are disclosed in the Disclosure Schedules, to Buyer that the statements contained in this Article IV are true and correct.
Section .Organization and Qualification
. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Puerto Rico and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which the Parent is licensed or qualified to do business, and the Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. Section 4.01 of the Disclosure Schedules set forth a list of all of the shareholders of the Seller and the number of shares of stock of the Seller held by each such shareholder. The Parent does not own securities of any Person other than EyeLock Sub. EyeLock Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which EyeLock Sub is licensed or qualified to do business, and EyeLock Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.
Section .Authority of the Seller

. Each of the Parent and EyeLock Sub has full company or corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Parent and EyeLock Sub of this Agreement and any other Transaction Document to which it is a party, the performance by each of them of its obligations hereunder and thereunder and the consummation by the Parent and EyeLock Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Parent and EyeLock Sub, respectively. This Agreement has been duly executed and delivered by each of the Parent and EyeLock Sub, and (assuming due authorization, execution and delivery by each of them) this Agreement constitutes a legal, valid and binding obligation of each of the Parent and EyeLock Sub enforceable against each of them in accordance with its terms. When each other Transaction Document to which the Parent or EyeLock Sub is or will be a party has been duly executed and delivered by either of them (assuming due authorization, execution and delivery by each other party thereto other than the Parent or EyeLock Sub), such Transaction Document will constitute a legal and binding obligation of the Parent or EyeLock Sub, as applicable, enforceable against it in accordance with its terms.
Section .No Conflicts; Consents
. The execution, delivery and performance by the Parent and EyeLock Sub of this Agreement and the other Transaction Documents to which either the Parent or EyeLock Sub is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Parent or EyeLock Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Parent, EyeLock Sub, the Business or the Purchased Assets, except for conflicts, violations or breaches that, individually or in the aggregate, would not have a Material Adverse Effect; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or material Permit to which the Parent or EyeLock Sub is a party or by which the Parent, EyeLock Sub or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Parent or EyeLock Sub in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section .Financial Statements
. (a)    Complete copies of the audited financial statements consisting of the balance sheet of the Seller as of December 31 in each of the fiscal years in 2012 and 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “2012 and 2013 Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at May 31, 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the 2012 and 2013 Audited Financial Statements, the “Financial Statements”) have been delivered to the Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the 2012 and 2013 Audited Financial Statements). The Financial Statements are based on the books and records of the Seller, and fairly present the financial condition of the Seller as of the respective dates they were prepared and the results of the operations of the Seller for the periods indicated. The balance sheet of the Parent as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of May 31, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.
(a)Provided that the Buyer complies with its covenants set forth in Section 6.21, the 2014 Audited Financial Statements delivered by the Seller pursuant to Section 3.02(a)(xiii) will have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, will be based on the books and records of the Seller and will fairly present the financial condition of the Seller as of the date prepared and the results of the operations of the Seller for the fiscal year ended December 31, 2014.
Section .Liabilities
. The Seller has no Liabilities, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those listed in Section 4.05 of the Disclosure Schedules, which are not, individually or in the aggregate, material in amount. All indebtedness for borrowed money and all outstanding accounts payable of the Seller (the “Seller Debt”) are set forth in Section 4.05 of the Disclosure Schedules. Except as set forth in Section 4.05 of the Disclosure Schedules, there are no performance obligations of the Seller under any Contracts with respect to which advance payment (i.e., payment in advance of the date services are to be provided) has been made prior to the Closing Date.
Section .Absence of Certain Changes, Events and Conditions
. Except as set forth in Section 4.06 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:
(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)declaration or payment of any dividends or distributions on or in respect of any of the Parent’s or EyeLock Sub’s capital stock or redemption, purchase or acquisition of the Parent’s or EyeLock Sub’s capital stock;
(c)material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(d)material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, Inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(e)entry into any Contract that would constitute a Material Contract;
(f)except with respect to the Bridge Loans, the Existing Non-Bridge Indebtedness or any other arrangements in respect of Indebtedness with VOXX and/or its Affiliates, the incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(g)transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(h)cancellation of any debts or claims or amendment, termination or wavier of any rights constituting Purchased Assets;
(i)transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;
(j)material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;
(k)acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;
(l)imposition of any Encumbrance upon any of the Purchased Assets;
(m)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed Fifty Thousand Dollars & 00/100 ($50,000.00), or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;
(n)hiring or promoting any person as or to (as the case may be) an officer position or hiring or promoting any employee below an officer position except to fill a vacancy in the ordinary course of business;
(o)adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(p)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;
(q)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(r)purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of Twenty-Five Thousand Dollars & 00/100 ($25,000.00), individually (in the case of a lease, per annum) or Fifty Thousand Dollars & 00/100 ($50,000.00) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or
(s)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section .Material Contracts
.
(a)Section 4.07 of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected as of the date hereof or (y) to which the Parent or EyeLock Sub is a party or by which it is bound as of the date hereof in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including without limitation, brokerage Contracts) listed or otherwise disclosed in Section 4.10(b) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, collectively, “Material Contracts”):

(i)all Contracts under which the Seller is required to pay or is entitled to receive aggregate consideration in excess of Fifty Thousand Dollars & 00/100 ($50,000.00);
(ii)all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person, except for standard indemnification provisions in Contracts entered into in the ordinary course, none of which the Seller has any Knowledge with respect to particular facts or circumstances that may reasonably give rise to a claim for indemnification;
(iii)to the Knowledge of the Seller, all Contracts entered into during the three (3) year period ending on the date hereof that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(iv)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, research, development, marketing consulting and advertising Contracts;
(v)all employment agreements and Contracts with independent contractors, subcontractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than thirty (30) calendar days’ notice;
(vi)except for Contracts relating to trade receivables, all Contracts relating to indebtedness for borrowed money (including, without limitation, guarantees and the Hoyos Debt Obligation);
(vii)all Contracts with any Governmental Authority (“Government Contracts”);
(viii)all Contracts that limit or purport to limit the ability of the Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(ix)all joint venture, partnership or similar Contracts;
(x)all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(xi)all powers of attorney with respect to the Business or any Purchased; Asset; and
(xii)all collective bargaining agreements or Contracts with any Union.
(b)Each Material Contract is valid and binding on the Seller in accordance with its terms and, to the Seller’s Knowledge, is in full force and effect. Except as set forth in Section 4.07 of the Disclosure Schedules, none of the Seller or, to the Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. Except as set forth in Section 4.07 of the Disclosure Schedules, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract that is included in the Purchased Assets (including all modifications, amendments and supplements thereto and waivers thereunder) or evidences the Hoyos Debt Obligation will have been made available to the Buyer by the Delivery Date. There are no material disputes pending or threatened with respect to any Contract included in the Purchased Assets.
Section .Title to Purchased Assets
. The Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for (a) liens for Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (d) other than with respect to owned real property, liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business; (e) the Encumbrances listed in Section 4.08 of the Disclosure Schedules (collectively referred to as “Permitted Encumbrances”).

Section .Condition and Sufficiency of Assets
. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted or contemplated prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted or Contemplated. None of the Excluded Assets are material to the Business.
Section .Real Property
.
(a)The Seller does not own any real property.
(b)Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by the Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of the Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which the Seller holds any Leased Real Property (collectively, the “Leases”). By the Delivery Date, the Seller will have made available to the Buyer a true and complete copy of each Lease. Except as set forth in Section 4.10(b) of the Disclosure Schedules, with respect to each Lease:
(i)such Lease is valid, binding, enforceable and in full force and effect, and the Seller enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii)the Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Seller has paid all rent due and payable under such Lease;
(iii)the Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Seller under any of the Leases and, to the Knowledge of the Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;
(iv)the Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v)the Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.
(c)The Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.
(d)The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section .Intellectual Property
.
(a)Section 4.11 of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. By the Delivery Date, the Seller will have made available to the Buyer true and complete copies of Intellectual Property Registrations.
(b)Section 4.11 of the Disclosure Schedules lists all Intellectual Property Agreements. By the Delivery Date, the Seller will have made available to the Buyer true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on the Seller in accordance with its terms and is in full force and effect. None of the Seller or, to the Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. Except as set forth on Section 4.03 of the Disclosure Schedules, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
(c)Except as set forth in Section 4.11 of the Disclosure Schedules, the Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted or Contemplated, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Except as set forth in Section 4.11 of the Disclosure Schedules, without limiting the generality of the foregoing, the Seller has entered into binding, written agreements with each of its current officers, members of management and employees who perform engineering and/or development services, whereby such Person (i) assigns to the Seller any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledges the Seller’s exclusive ownership of all Intellectual Property Assets. By the Delivery Date, the Seller will have provided the Buyer with a form of such agreement.
(d)The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted or Contemplated. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted or Contemplated.
(e)The Seller’s rights in the Intellectual Property Assets are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets.
(f)To the Knowledge of the Seller, the conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by the Seller, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of the Seller, no Person has infringed, misappropriated, diluted or otherwise violated, and no Person is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g)There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Seller in connection with the Business, (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or the Seller’s rights with respect to any Intellectual Property Assets, or (iii) by the Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. The Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.
Section .Inventory
. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as set forth in Section 4.12 of the Disclosure Schedules, (i) all Inventory is owned by the Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis, and (ii) the quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Seller.
Section .Accounts Receivable
. Except as set forth in Section 4.13 of the Disclosure Schedules, the Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice, (b) constitute only valid, undisputed claims of the Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice, and (c) subject to any reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible in full within ninety (90) calendar days after billing. Any reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
Section .Customers and Suppliers
.
(a)Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to the Seller for goods or services rendered in an amount greater than or equal to Fifty Thousand Dollars & 00/100 ($50,000.00) for the most recent completed fiscal year (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such period. The Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.
(b)Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom the Seller has paid consideration for goods or services rendered in an amount greater than or equal to Fifty Thousand Dollars & 00/100 ($50,000.00) for the most recent completed fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. The Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.
Section .Insurance
. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for the Seller since December 31, 2013. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms, (b) are provided by carriers who are financially solvent, and (c) have not been subject to any lapse in coverage. None of the Seller or any of the Seller’s Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which the Seller is a party or by which it is bound. Prior to the Closing, the Seller will have made available to the Buyer true and complete copies of the Insurance Policies.
Section .Legal Proceedings; Governmental Orders
.
(a)There are no Actions pending or, to the Seller’s Knowledge, threatened against or by the Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.
Section .Compliance With Laws; Permits
.
(a)The Seller has complied, and is now complying with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where failure to comply does not or could not reasonably be expected to have a Material Adverse Effect.
(b)All Permits required for the Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the Seller and are valid and in full force and effect, except for any such Permits the violation of which or absence thereof would not cause a Material Adverse Effect. To the Knowledge of the Seller, all fees and charges with respect to such Permits as of the date of the Closing will have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to the Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To the Knowledge of the Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.
Section .Capitalization of the Parent and EyeLock Sub
. The Parent’s authorized capital stock consists solely of 500,000,000 shares of common stock, of which 61,917,356 shares are issued and outstanding, and 175,000,000 authorized shares of preferred stock, of which 137,465,373 shares are issued and outstanding. All shares of Parent stock are owned of record and beneficially by the Persons listed in Section 4.18 of the Disclosure Schedules. Except as set forth in Section 4.18 of the Disclosure Schedules, there are no outstanding (a) dividends, whether current or accumulated, due or payable on any of the capital stock of the Parent, or (b) options, warrants, rights, commitments, or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares (of any class) of capital stock of the Parent, and there are no voting trusts, voting agreements, proxies, or other agreements, instruments, or undertakings with respect to the voting of any the Parent stock. The Parent owns all of the issued and outstanding equity interests of EyeLock Sub.
Section .Employee Benefit Matters
.
(a)Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which the Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which the Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed in Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). Listed in Section 4.19(a) of the Disclosure Schedules is each Benefit Plan that is currently maintained, sponsored, contributed to, or required to be contributed to by the Seller primarily for the benefit of employees of the Business outside of the United States (a “Non-U.S. Benefit Plan”).
(b)With respect to each Benefit Plan, by the Delivery Date, the Seller will have made available to the Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and Contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.
(c)Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, the Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.
(d)Neither the Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans, (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation, (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.
(e)With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan, (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the Purchased Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code, except as set forth in Section 4.19 of the Disclosure Schedules, no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no plan listed in Section 4.19 of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.
(f)Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.
(g)There is no pending or, to the Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)There has been no amendment to, announcement by the Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Except as set forth in Section 4.19 of the Disclosure Schedules, neither the Seller nor any of its Affiliates has any material commitment or obligation or has made any material representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.
(i)Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. The Seller has no obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(j)Except as set forth on Section 4.19(j) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.
Section .Employment Matters
.
(a)Section 4.20 of the Disclosure Schedules contains a list of all persons who, as of the date hereof, are employees of the Business, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (A) name, (B) title or position (including whether full or part time), (C) hire date, (D) current annual base compensation rate, (E) commission, bonus or other incentive-based compensation, and (F) a description of the fringe benefits provided to each such individual as of the date hereof. Section 4.20 of the Disclosure Schedules also contains a list of all persons who, as of the date hereof, are independent contractors and consultants of the Business who have been paid in excess of $50,000 by the Seller since January 1, 2014. Except as set forth in Section 4.20 of the Disclosure Schedules, as of the date hereof, to the Knowledge of the Seller, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Seller with respect to any compensation, commissions or bonuses.
(b)The Seller is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Seller, and to the Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Seller or any employees of the Business. The Seller has no duty to bargain with any Union.

(c)The Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 4.20 of the Disclosure Schedules, there are no Actions against the Seller pending or, to the Knowledge of the Seller, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.
(d)With respect to each Government Contract, the Seller is, and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Seller is not, and has not been for the past five (5) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. To the Knowledge of the Seller, the Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.
Section .Taxes
.
(a)All Tax Returns required to be filed by the Seller have been timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. Except as set forth in Section 4.21 of the Disclosure Schedules, all Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been timely paid.
(b)The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Seller.
(d)Except as set forth in Section 4.21 of the Disclosure Schedules, all deficiencies asserted, or assessments made, against the Seller as a result of any examinations by any Governmental Authority have been fully paid.
(e)The Seller is not a party to any Action with respect to Taxes by any Governmental Authority. There are no pending or threatened Actions by any Governmental Authority.
(f)There are no Encumbrances for Taxes upon any of the Purchased Assets nor has any Governmental Authority notified the Seller that it is in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)The Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (and analogous state, local or foreign provision).
(h)The Seller is not, and has not been, a party to a transaction or Contract that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. All applicable transfer pricing rules have been complied with, in all material respects, and all documentation required by all relevant transfer pricing Laws has been timely prepared.
(i)EyeLock Sub is not now, nor has it ever been, a member of a consolidated, affiliated, combined, unitary or similar group for Tax purposes and has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract or otherwise.
(j)EyeLock Sub is not a party to or bound by any Tax sharing, indemnity, allocation or similar Contract and has no Liability to another party under any such Contract.
Section .Brokers
. Except for Cowen and Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Seller.
Section .Full Disclosure
. No representation or warranty by the Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IX
Article XRepresentations and Warranties of the Buyer
Each of VOXX and the Buyer jointly and severally represent and warrant to the Seller that the statements contained in this Article V are true and correct.
Section .Organization and Operations of the Buyer
. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has conducted no business and has no operations, assets or liabilities (including in respect of claims for liabilities threatened against, relating to or involving or otherwise affecting the Buyer) except as set forth in Section 5.01 of the Disclosure Schedules. The Buyer has no subsidiaries or investments in any other entity or business operation. Attached hereto as Exhibit B, are a true and correct copies of the Buyer’s limited liability company agreement and certificate of formation filed with Secretary of State of the State of Delaware, each as in effect as of the date hereof.
Section .Authority of the Buyer
. The Buyer has full company power and authority to enter into this Agreement and the other Transaction Documents to which the Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and any other Transaction Document to which the Buyer is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms. When each other Transaction Document to which the Buyer is or will be a party has been duly executed and delivered by the Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Buyer enforceable against it in accordance with its terms.
Section .No Conflicts; Consents
. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Buyer, (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer, or (c) require the consent, notice or other action by any Person under any Contract to which the Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section .Brokers
. Except for Wells Fargo, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Buyer.
Section .Sufficiency of Funds
. At Closing, the Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Payment and consummate the transactions contemplated by this Agreement.
Section .Legal Proceedings
. There are no Actions pending or, to the Buyer’s knowledge, threatened against or by the Buyer or any Affiliate of the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section .Capitalization
. The Buyer’s authorized capitalization consists solely of One Thousand (1,000) shares of common units of membership interest, of which prior to the Closing Fifty-Four (54) units are issued and outstanding (the “VOXX Units”). All issued and outstanding units of the Buyer’s membership interest are currently owned of record and beneficially by VOXX. There are no outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of the Buyer. Immediately prior to the Closing, the VOXX Units will constitute all of the authorized and outstanding capital stock of the Buyer. Other than pursuant to the Equity Plan, there are no outstanding options, warrants, rights, commitments, or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares (of any class) of the capital stock of the Buyer, and there are no voting trusts, voting agreements, proxies, or other agreements, instruments, or undertakings with respect to the voting of the Buyer’s membership interest. Except with respect to this Agreement, the LLC Agreement and the documents attached hereto as Exhibit B, (i) the Buyer has not entered into any limited liability company agreement, operating agreements, shareholders agreements, voting agreements, or any other agreements in respect of the capital stock of the Buyer, and (ii) the Buyer has no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments in respect of its capital stock.

Article XI
Article XIICovenants
Section .Conduct of Business Prior to the Closing
. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), the Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use its best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, the Seller shall, and shall cause EyeLock Sub to:
(a)preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;
(b)pay the debts, Taxes and other obligations of the Business when due;
(c)continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;
(d)maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(e)continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(f)defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;
(g)perform all of its obligations under all Assigned Contracts;
(h)protect, defend and maintain all of the Intellectual Property Assets;
(i)maintain the Books and Records in accordance with past practice;
(j)comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and
(k)not take or permit any action that would cause any breach of the representations set forth in Article IV of this Agreement.
Section .Access to Information
. From the date hereof until the Closing, the Seller shall (a) afford the Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business, (b) furnish the Buyer and its Representatives with such financial, operating and other data and information related to the Business as the Buyer or any of its Representatives may reasonably request, and (c) instruct the Representatives of the Seller to cooperate with the Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of the Seller. No investigation by the Buyer or other information received by the Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement.
Section .Reserved
.
Section .Notice of Certain Events
.

(a)From the date hereof until the Closing, the Seller shall promptly notify the Buyer in writing of:
(i)any fact, circumstance, event or action, the existence, occurrence, or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Seller hereunder not being true and correct in all material respects or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;
(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)any Actions commenced or, to the Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)The Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.
Section .Employees and Employee Benefits
.
(a)Commencing on the Closing Date, the Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and, at the Buyer’s sole discretion, the Buyer may offer employment, on an “at will” basis, to any or all of such employees. The Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.05.
(b)The Seller shall be solely responsible, and the Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with the Seller at any time on or prior to the Closing Date and the Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.
(c)The Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. The Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. The Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
(d)Effective as soon as practicable following the Closing Date, the Seller, or any applicable Affiliate, shall effect a transfer of assets and liabilities (including outstanding loans) from the defined contribution retirement plan that it maintains, to the defined contribution retirement plan maintained by the Buyer, with respect to those employees of the Business who become employed by the Buyer, or an Affiliate of the Buyer, in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code. Upon the transfer of assets and liabilities into the Buyer’s plan, all transferred account balances from the Seller’s plan shall become fully vested.
(e)Each employee of the Business who becomes employed by the Buyer in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with the Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of the Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with the Buyer’s defined contribution retirement plan.
Section .Confidentiality
. From and after the Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that the Seller can show that such information (a) is generally available to and known by the public through no fault of the Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by the Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller shall promptly notify the Buyer in writing and shall disclose only that portion of such information which the Seller is advised by its counsel in writing is legally required to be disclosed, provided, however, that the Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section .Non-competition; Non-solicitation
.
(a)For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), the Seller shall not, and shall not permit any of its subsidiaries to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory, (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of the Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, the Seller or any subsidiary of the Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Seller or its subsidiary is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own one percent or more of any class of securities of such Person.
(b)During the Restricted Period, the Seller shall not, and shall not permit any of its subsidiaries to, directly or indirectly, hire or solicit any person who is offered employment by the Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided, however, that nothing in this Section 6.07(b) shall prevent the Seller or its subsidiaries from hiring any employee whose employment has been terminated by the Buyer.
(c)The Seller acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Seller any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d)The Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section .Governmental Approvals and Consents
.
(a)Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)The Seller and the Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules, if any.
(c)Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i)respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;
(ii)avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and
(iii)in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.
Section .Books and Records
.
(a)In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, the Buyer shall:
(i)retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Seller; and

(ii)upon reasonable notice, afford the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such Books and Records.
(b)In order to facilitate the resolution of any claims made by or against or incurred by the Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, the Seller shall:
(i)retain the books and records (including personnel files) of the Seller which relate to the Business and its operations for periods prior to the Closing; and
(ii)upon reasonable notice, afford the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records.
(c)Neither the Buyer nor the Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.
Section .Closing Conditions
. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions set forth in Article VII hereof.
Section .Public Announcements
. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section .Bulk Sales Laws
. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer; it being understood that any Liabilities arising out of the failure of the Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
Section .Receivables
. From and after the Closing, if the Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, the Seller or its Affiliate shall remit such funds to the Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if the Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, the Buyer or its Affiliate shall remit any such funds to the Seller within five (5) Business Days after its receipt thereof.
Section .Transfer Taxes
. Any transfer, documentary, sales, use, stamp, registration, value added and other such similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Seller when due. The Seller and the Buyer shall cooperate as necessary to timely file any Tax Return or other document with respect to such Taxes or fees.
Section .Reserved
.

Section .Reserved
.
Section .Equity Plan
. On or prior to the Closing Date, the Buyer shall approve and adopt the Equity Plan.
Section .Straddle Period
. For purposes of this Agreement, in the case of any property, ad valorem and other similar Taxes that are imposed with respect to a Straddle Period, the amount of any such Tax that is allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the total number of days in the entire Straddle Period.
Section .Tax Cooperation
. The Buyer and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and EyeLock Sub (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority, the prosecution or defense of any claims, suits or proceedings relating to any Tax and the determination of any Liability for Taxes pursuant to this Agreement. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.
Section .Director and Officer Insurance
. From and after the Closing until the date that is five (5) years following the Closing, the Seller shall purchase and maintain a director and officer insurance policy with terms and conditions similar to those currently in effect under the Seller’s current director and officer insurance policy. Alternatively, the Seller may, prior to the Closing, purchase a “tail” policy with respect to the period prior to Closing providing similar protections and coverages to the Seller’s directors and officers.
Section .2014 Audited Financial Statements
. Prior to the Closing, the Buyer or VOXX shall fund (e.g., by VOXX making an additional Bridge Loan to the Seller), as determined by the Buyer, all costs and expenses of the Seller’s independent auditor up to Fifty-Seven Thousand Dollars ($57,000) in connection the preparation of audited financial statements of the Seller for the fiscal year ended December 31, 2014, consisting of the balance sheet of the Seller and the related statements of income and retained earnings, stockholders’ equity and cash flow for such year (the “2014 Audited Financial Statements”). Such payment shall be made in advance of the preparation of such 2014 Audited Financial Statements. The Seller shall pay all such costs and expenses on or prior to the Closing.
Section .Delivery of Disclosure Schedules and Certain Consents
. The Seller’s Disclosure Schedules shall be delivered by the Seller to the Buyer on or before the Delivery Date. The Seller Equity and Debt Holder Consents shall be delivered by the Seller to the Buyer on or before August 7, 2015.
Section .Change of Name
. Prior to or simultaneously with the Closing, each of Parent and EyeLock Sub shall change its name to a name that does not include the word “EyeLock.”
Section .Hoyos Debt Obligation

. Following the Closing, so long as the Hoyos Debt Obligation shall not have matured or be due or owing, the Seller (or any successor entity of the Seller) shall have the right to assign to the Buyer, and Buyer shall assume and agree to pay, perform and discharge, subject to and in accordance with the terms and conditions of Section 15.22 of the LLC Agreement, the Hoyos Debt Obligation, provided that the aggregate Liabilities under the Settlement Agreement do not exceed One Million Two Hundred Thousand Dollars ($1,200,000) and are comprised solely of the Hoyos Debt Obligation. The assignment of the Hoyos Debt Obligation to the Buyer pursuant to this Section 6.24 shall be made by each of the Seller and the Buyer executing an assignment and assumption agreement in substantially the form of the Assignment and Assumption Agreement, and the Buyer agrees to execute such assignment and assumption agreement upon the Seller exercising its right to assign under this Section 6.24. In the event that the Hoyos Debt Obligation is assigned to the Buyer hereunder and until such time as the Buyer thereafter satisfies and pays the Hoyos Debt Obligation in full, the Seller shall not take any action which shall cause the Hoyos Debt Obligation or any portion thereof to mature or become due or owing, including but not limited to by redeeming all outstanding shares of the Seller’s preferred stock, unless such actions involve a transaction or series of transactions the result of which is the pay-off in full of the Hoyos Debt Obligation contemporaneously with such Hoyos Debt Obligation becoming due and payable, which pay off shall be made either directly by the Seller or indirectly by the Seller directing the net proceeds of any such transaction(s) otherwise payable to the Seller to be used to pay off in full the Hoyos Debt Obligation. This obligations of the Seller under this Section 6.24 shall survive the Closing indefinitely.
Section .Further Assurances
. At and following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Article XIII
Article XIVConditions to Closing
Section .Conditions to Obligations of All Parties
. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the condition, at or prior to the Closing, that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section .Conditions to Obligations of the Buyer
. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)Other than the representations and warranties of the Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22, the representations and warranties of the Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

The representations and warranties of the Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)The Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, however, that with respect to agreements, covenants and conditions that are qualified by materiality, the Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)No Action shall have been commenced against the Buyer or the Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)All Required Consents shall have been received, and executed counterparts thereof shall have been delivered to the Buyer at or prior to the Closing.
(e)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(f)The Seller shall have delivered to the Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).
(g)The Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by the Seller as of the Closing Date.
(h)All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and the Seller shall have delivered to the Buyer written evidence, in form satisfactory to the Buyer in its sole discretion, of the release of such Encumbrances.
(i)The Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).
(j)The Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (ii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (iii) the names and signatures of the officers of the Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(k)VOXX shall have received a waiver from, or entered into an amendment of its loan agreement with, Wells Fargo Bank, National Association to permit the Buyer and VOXX to enter into this Agreement and consummate the transactions contemplated hereby.
(l)The Buyer shall be satisfied, in its sole discretion, (i) with its due diligence review of the Business, and (ii) that a Material Adverse Effect with respect to the Business shall not have occurred.
(m)The Buyer shall have received the Employment Agreements, duly executed by the respective counterparties thereto.
(n)The Buyer shall have received a certification (the “FIRPTA Certificate”), in form reasonably acceptable to Buyer and its counsel, of the non-foreign status of EyeLock Sub that complies with Section 1445 of the Code.

(o)The Seller shall have delivered to the Buyer such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section .Conditions to Obligations of the Seller
. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)Other than the representations and warranties of the Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of the Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(b)The Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, however, that with respect to agreements, covenants and conditions that are qualified by materiality, the Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)The Buyer shall have delivered to the Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).
(e)The Buyer shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 3.02(c).
(f)The Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Buyer, certifying that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).
(g)The Seller shall have received duly executed Seller Equity and Debt Holder Consents.
(h)The Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (ii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (iii) the names and signatures of the officers of the Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(i)The Buyer shall have approved and adopted the Equity Plan, if applicable.
(j)The Buyer shall have delivered to the Seller such other documents or instruments as the Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(k)The Seller shall have received from the Buyer or VOXX funding (e.g., through an additional Bridge Loan by VOXX to the Seller), as determined by the Buyer, in respect of costs and expenses for the preparation of the 2014 Audited Financial Statements in accordance with Section 6.21 of this Agreement, unless the Buyer has waived the delivery requirement in respect of such 2014 Audited Financial Statements set forth in Section 3.02(a)(xiii).
Article XV
Article XVIIndemnification
Section .Survival
. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, however, that the representations in (i) Section 4.01, Section 4.02, Section 4.08, Section 4.09, Section 4.18, Section 4.22 shall survive indefinitely, and (ii) Section 4.19 and Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver mitigation or extension thereof) plus sixty (60) calendar days. All covenants and agreements of the parties contained herein shall survive the Closing until the date that is two (2) years from the Closing Date or the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section .Indemnification by the Seller from the Indemnification Escrow Account
.
(a)Subject to the limitations set forth in Section 8.02(b) and Section 8.04, from and after the Closing (but subject to the other terms and conditions of this Article VIII and the Escrow Agreement), the Seller jointly and severally shall indemnify and defend the Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) from and against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(i)any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(ii)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement; or
(iii)any Excluded Asset or Excluded Liability.
(b)Notwithstanding anything in this Agreement to the contrary, except for recourse against the Rep & Warranty Policy or the offset or other rights expressly provided in Section 15.21 or Section 15.22 of the LLC Agreement or with respect to Section 6.24, recovery against the funds then remaining and available in the Indemnification Escrow Account pursuant to this Section 8.02, Section 2.09 and the Escrow Agreement constitutes the Buyer’s sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement, including in any Schedule or certificate delivered hereunder. The Buyer agrees that other than indirectly through the payment of all or a portion of the Escrow Amount to the Buyer (if and as required by the terms of this Agreement and the Escrow

Agreement) and the offset and other rights expressly provided in Section 15.21 or Section 15.22 of the LLC Agreement or with respect to Section 6.24 or pursuant to the Rep & Warranty Policy, under no circumstances will the Seller Indemnitees have any liability for Losses to any Buyer Indemnitee relating to or arising from this Agreement, including in any Schedule or certificate delivered hereunder. For the avoidance of doubt, upon the release of the Escrow Amount in accordance with Section 2.09, the Buyer shall have no further remedy from the Seller, other than the offset or other rights expressly provided for in Section 15.21 or Section 15.22 of the LLC Agreement or with respect to Section 6.24 or pursuant to the Rep & Warranty Policy, for any Losses relating to or arising from this Agreement, including in any Schedule or certificate delivered hereunder.
(c)None of the Buyer Indemnitees may avoid the limitations on liability set forth in this Article VIII by seeking damages for breach of contract, tort or pursuant to any theory of liability other than as permitted in accordance with this Article VIII, and the Buyer, for itself and the other Buyer Indemnitees, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all claims and rights the Buyer (or other Buyer Indemnitees) may have against the Seller Indemnitees relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any such other Law or otherwise.
(d)Except pursuant to Section 2.05(b), no Person (including any Seller Indemnitee) shall have any obligation to fund the Indemnification Escrow Account, and title and all rights to all unencumbered funds in the Indemnification Escrow Account not subject to any Claims against the Indemnification Escrow Account shall transfer to the Seller in accordance with Section 2.09.
Section .Indemnification by VOXX and Buyer
. Subject to the other terms and conditions of this Article VIII, the Buyer and VOXX shall jointly and severally indemnify and defend each of the Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement; or
(c)any Assumed Liability;
provided, however, that VOXX shall not indemnify the Seller Indemnitees with respect to any claim under the foregoing sub-paragraphs (b) or (c), whether jointly or severally.
Section .Certain Limitations
. The indemnification provided for in Section 8.02 or Section 8.03 shall be subject to the following limitations:
(a)Except for, and in addition to, the offset or other rights expressly provided in Section 15.21 or Section 15.22 of the LLC Agreement or with respect to Section 6.24 or pursuant to the Rep & Warranty Policy, the aggregate amount of all Losses for which the Seller shall be liable pursuant to Section 8.02(a) shall not exceed the aggregate amount of the Escrow Amount.
(b)Notwithstanding anything to the contrary contained in this Agreement, no Buyer Indemnitee shall have any right to indemnification for Losses resulting from or attributable to any Tax elections, changes in Tax method of accounting, or amended Tax Returns made or filed by the Seller after the Closing, except if such elections, changes or amendments are required as a result of or are attributable to a breach of any of the representations set forth in Section 4.21.
For purposes of clarification, nothing in this Article VIII shall in any manner limit any claim or recovery by the Buyer under the Rep & Warranty Policy, and no payment to or recovery by the Buyer under the Rep & Warranty Policy shall affect any claim by the Buyer for indemnification or any indemnification obligation of the Seller.
Section .Indemnification Procedures
. The party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”
(a)Third Party Claims
. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 15 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party has been prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)Settlement of Third Party Claims
. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation (including any increase in or adverse determination on Taxes) on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)Direct Claims
. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party has been prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section .Payments
. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, (i) if the Indemnifying Party is the Buyer, the Buyer shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds, (ii) if the Indemnifying Party is the Seller, such obligations shall be satisfied pursuant to the Escrow Agreement or the LLC Agreement.
Section .Tax Treatment of Indemnification Payments
. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section .Effect of Investigation

. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.02(l), as the case may be.
Section .Insurance Proceeds
. Payments by an Indemnifying Party pursuant to this Agreement in respect of any Loss shall be reduced by an amount equal to any (i) Tax benefit and (ii) insurance proceeds realized (other than under the Rep & Warranty Policy) as a result of such Loss by the Indemnified Party.
Section .Exclusive Remedies
. Subject to Section 6.07 and Section 10.12 and except as provided in Section 10.07 or otherwise in this Article VIII, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII or the offset and other rights expressly provided in Section 15.21 or Section 15.22 of the LLC Agreement or pursuant to the Rep & Warranty Policy. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII or the offset and other rights expressly provided in Section 15.21 or Section 15.22 of the LLC Agreement. Nothing in this Section 8.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Article XVII
Article XVIIITermination

Section .Termination
. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of the Seller and the Buyer;
(b)by the Buyer by written notice to the Seller if:
(i)The Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Seller within ten (10) calendar days of the Seller’s receipt of written notice of such breach from the Buyer;
(ii)any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 1, 2015, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)each of the Employment Agreements has not been executed by the parties thereto by the Delivery Date.
(c)by the Seller by written notice to the Buyer if:
(i)the Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Buyer within ten (10) calendar days of the Buyer’s receipt of written notice of such breach from the Seller; or
(ii)any of the conditions set forth in Section 7.01, Section 7.02(k) or Section 7.03(g) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 1, 2015, unless, except in the case of the conditions set forth in Section 7.03(g) or the covenant of the Seller set forth in the second sentence of Section 6.22, such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)by the Buyer or the Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section .Effect of Termination
. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)as set forth in this Article IX and Section 6.06 and Article X hereof; and
(b)that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.
Article XIX
Article XXMiscellaneous
Section .Expenses
. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section .Notices
. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) calendar day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Seller:	EyeLock, Inc. c/o Stelac Capital Partners LLC 654 Madison Avenue 11th Floor New York, NY 10065 Facsimile: 212-920-3888 E-mail: clo@stelac.com Attention: Carlos M. Lopez-Oña
with a copy to:	Ice Miller LLP One American Square, Suite 2900 Indianapolis, IN 46282-0200 Facsimile: 317-236-2219 E-mail: John.Thornburgh@icemiller.com Attention: John Thornburgh, Esq.
If to the Buyer:
Voxx Security LLC
c/o Voxx International Corporation
180 Marcus Blvd.
Hauppauge, NY, 11788
Facsimile: (631)-231-1370
E-mail: mstoehr@voxxintl.com
Attention: Charles M. Stoehr, Senior Vice President and Chief Financial Officer

with a copy to:
Duane Morris LLP
1540 Broadway
New York, NY 10036-4086
Facsimile: (212) 202-6315
E-mail: lshughes@duanemorris.com
Attention: Laurence Hughes, Esq.
and
Levy, Stopol & Camelo, LLP
1425 RXR Plaza
Uniondale, NY 11556-1425
Facsimile: (516) 802-7008
E-mail: lstopol@levystopol.com
Attention: Larry Stopol, Esq.

Section .Disclosure Schedules
. Buyer expressly agrees that Seller shall have the right, from and after the execution of this Agreement but prior to the Delivery Date, (i) to qualify any representation, warranty or other provision of this agreement by adding any new Disclosure Schedules, whether or not this Agreement contains a reference to a Disclosure Schedule in respect of such provision that is being qualified, and (ii) to work on, amend, and update any Disclosure Schedule provided as of the date of the execution of this Agreement or at any time until the Delivery Date, it being expressly understood that there is no requirement that Seller deliver any Disclosure Schedules to Buyer as of the date of this Agreement, and failure to deliver such Disclosure Schedules to Buyer as of the date of this Agreement shall not be deemed to be a breach of the corresponding representation and warranty or other provision to the extent such Disclosure Schedules are amended and/or updated and delivered on or prior to the Delivery Date. The Disclosure Schedules shall be final and effective to qualify any representation, warranty or other provision of this Agreement as of the Delivery Date. Following the Delivery Date, but prior to the Closing, the Seller shall update the Disclosure Schedules as required; provided, that the inclusion of any disclosure, matter or item in any such new, amended and/or updated Disclosure Schedules delivered after the Delivery Date (the “Updated Disclosure Schedules”) shall not be effective to qualify any representation, warranty or other provision for purposes of determining the truth or accuracy of, or compliance with, any such representation, warranty or other provision as of the Closing. The inclusion of any information in the Disclosure Schedules, including the Updated Disclosure Schedules, will not be deemed an admission or acknowledgement that such information is required to be listed thereon. The Disclosure Schedules, including the Updated Disclosure Schedules, shall be arranged in sections corresponding to the sections contained in this Agreement. The disclosures in any section of the Disclosure Schedules, including the Updated Disclosure Schedules, shall qualify other sections in in this Agreement to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections.
Section .Interpretation
. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive, and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section .Headings
. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section .Severability
. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section .Entire Agreement
. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, other than Section 4 of the Confidential Term Sheet, which shall continue in effect per its terms and conditions. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section .Successors and Assigns
. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Buyer may without the prior written consent of the Seller, collaterally assign all or any portion of its rights under this Agreement to one or more lenders to the Buyer or VOXX or any of their respective Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section .No Third-party Beneficiaries
. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section .Amendment and Modification; Waiver
. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section .Governing Law; Submission to Jurisdiction; Waiver of Jury Trial
.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction).
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS

CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11(c).
Section .Specific Performance
. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity.
Section .Counterparts
. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EYELOCK, INC., a corporation organized under the Laws of Puerto Rico
By:	s/James Demitrieus
	Name:	James Demitrieus
	Title:	Chief Executive Officer

EYELOCK CORPORATION, a Delaware corporation
By:	s/James Demitrieus
	Name:	James Demitrieus
	Title:	Chief Executive Officer

VOXX SECURITY LLC, a Delaware limited liability company
By: VOXX INTERNATIONAL CORPORATION, its Member
By:	s/Charles M. Stoehr
	Name:	Charles M. Stoehr
	Title:	Senior Vice President and Chief Financial Officer
VOXX INTERNATIONAL CORPORATION, a Delaware corporation
By:	s/Charles M. Stoehr
	Name:	Charles M. Stoehr
	Title:	Senior Vice President and Chief Financial Officer